Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-254352) of Eastman Kodak Company of our report dated March 17, 2020, except for the change in composition of reportable segments discussed in Note 27 to the consolidated financial statements, as to which the date is March 16, 2021, relating to the financial statements and financial statement schedule, which appears in Eastman Kodak Company’s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Rochester, New York

August 10, 2021